Exhibit 99.1

Third Quarter 2006 Conference Call
Friday, November 10, 2006 10:00 am CDT

Operator Introduction

Good morning. My name is Lori and I will be your conference operator today. At this time, I would like to welcome everyone to the Cleco Corporation’s 2006 third quarter earnings results conference call. [Operator Instructions] Thank you. Mr. Crump, you may begin your conference.

 Keith Crump - Cleco Corporation - Treasurer

Thank you, Lori. GGood morning everyone and welcome to Cleco Corporation’s third quarter 2006 earnings conference call.

On the call today, I have with me Mike Madison, President and CEO of Cleco Corporation, who will update you on current events; and Kathleen Nolen, our Senior Vice President and Chief Financial Officer, who will review financial results for the quarter and year to date. Kathleen will also review our outlook for 2006. Also I have with us today other Cleco executives who will be available to answer your questions following the brief prepared remarks.

Before we begin, please keep in mind that during the conference today, we will make some forward-looking statements. These statements are subject to many risks and uncertainties. Actual results may differ materially. Please refer to our risk factors and notice of disclosure regarding forward-looking statements in various reports filed with the Securities and Exchange Commission. These include our 2005 Annual Report on Form 10-K and our first, second and third quarter 2006 quarterly reports on Form 10-Q.

One final note, in order to assist our discussion on comparable results for the year, we will, at times discuss earnings without the Perryville 2005 reconsolidation. We’ve included a table on our website that reconciles the non-GAAP numbers to the closest GAAP measures. The table is labeled Schedule 1, and it can be found on our webcast page in our Investor Relations section of our website. And with that, I’ll turn it over to Mike -

[	Comparison of Diluted Earnings per Share
	For the Three Months ended Sep. 30,

	2006	2005	Variance
Cleco Midstream earnings from continuing operations	$0.07	$2.35	($2.28)
Perryville Energy Partners, L.L.C.	--	$2.09	($2.09)

	Comparison of Diluted Earnings per Share
	For the 9 Months ended Sep. 30,

	2006	2005	Variance
Cleco Midstream earnings from continuing operations	$0.11	$2.49	($2.38)
Perryville Energy Partners, L.L.C.	$0.02	$2.11	($2.09)	]

Mike Madison Cleco Corporation - President, CEO

Thank you, Keith, and good morning everyone and let me also welcome you all and thank you for joining us on our earnings conference call this morning.

This past quarter has been an exciting one for all of us here at Cleco. We’ve made great strides in delivering on the Rodemacher 3 project both from a financing as well as a construction point of view, excuse me.

As you are no doubt aware, we raised approximately-approximately $158 million from the sale of 6.9 million shares of common stock in August, which is the full amount of common equity we plan to issue to finance this unit. We are very, very pleased with this successful stock issuance and along with that, we’ve secured the approval for the first portion of tax-exempt bonds to help finance the solid waste disposal facilities for the plant. Up to $175 million of Rodemacher 3’s solid waste equipment qualifies for these tax-exempt bonds issued through public agencies. The State of Louisiana allocates a fixed amount of bonds each year and this year, our unit 3 has been approved for $60 million. In 2007 and again in 2008, we anticipate applying for additional allocations to finance the remaining $115 million of qualified equipment.

While it’s still very early, it’s always good to report that construction continues as planned at the Rodemacher site, and we continue to expect the plant to be up and running by the fourth quarter of 2009. Also as of December 30 of this year, we’ve incurred approximately $160 million in project costs.

Kathleen Nolen

Mike, that’s as of September 30.

Mike Madison

I’m sorry. September of this year.

Kathleen Nolen

Right.

Mike Madison

While our current focus is getting Rodemacher 3 plant online, we know that our system demand continues to grow and to meet that increasing demand, we are continuously examining our resources and our options for meeting our customers’ needs and growing our company, both now and into the future.

With respect to our near-term demand, we are currently awaiting Louisiana Public Service Commission approval for two additional energy and capacity contracts for 2007. One 200 MW agreement is scheduled to begin in January while an additional 50 MW is scheduled to start in June.

Looking longer term, we know that the completion of Rodemacher unit 3 will not be the final solution to fulfill our capacity needs. Rodemacher 3 is just the first product of our overall capital investment strategy. We are currently working with another long-term integrated resource plan which will evaluate the best solution to satisfy increasing customer demand. In the initial stage, we are looking into many self-build options, including those fueled by natural gas, additional solid fuel, and renewables. Once we have decided on the most appropriate self-build options, we will issue a request for proposals from the market. We anticipate that the final request for proposals will be issued in the third quarter of 2007. The self-build options will then compete with market bids to make up our final portfolio, which will result in the best reliable energy sources with the lowest prices to our customers.

Turning now to cost and more specifically regarding storm cost, let me first say how grateful we all are that our region has been fortunate this year to avoid major hurricane damage. The entire gulf coast needed this break this year and it’s also allowed us to continue pursuing cost recovery of the approximately $160 million spent restoring power after Katrina and Rita. Our application for Community Development Block Grants to recover some of our storm costs is still pending, and while we recognize the chance of receiving funding from this source is slim, we will continue our application in an effort to ease the burden, the financial burden, on our customers.

For the time being, we continue to collect an interim storm surcharge fee from our customers to recover the $161 million. We expect the Louisiana Public Service Commission to finalize the recoverable amount of storm costs during the first quarter of 2007.

Also, as part of the same commission docket, we have requested the ability to securitize these storm costs. We’ve worked closely with the LPSC staff to create a proposed financing order, and we are now reviewing these documents with rating agencies. Assuming everything goes as planned, we could be issuing bonds by next summer, and in a proactive measure to defray customer impact from future storms, Cleco Power has requested the establishment of a $50 million restricted funding storm reserve which we would also hope to fund with the securitized debt.

Okay with that I will turn the call over to Kathleen who will go over our financial results.

Kathleen Nolen

Mike, thank you, Mike, and good morning.

First, I want to follow up on Keith’s comment and I want to call your attention to the Perryville reconsolidation that is reflected in 2005 third quarter results. To bring you back to fourth quarter of last year, after we brought Perryville out of bankruptcy in October of last year, we recognized $108 million or $2.09 per diluted share, in the fourth quarter when the subsidiary was reintegrated into our consolidated results. When we—I can’t get it out—when we reconsolidated Perryville, accounting rules required that we do it retroactively to the point the subsidiary filed for bankruptcy, which was January ‘04. But, you can’t include the subsidiary’s cumulative results from the bankruptcy period until the income exceeded the negative cost basis and cumulative losses. And that happened in third quarter of ‘05, when the subsidiary sold its assets and the claim in the Mirant bankruptcy. So that’s when we retroactively reflected Perryville’s reconsolidation. So, the third quarter results from ’05 that you see in our current 10-Q and press release have been adjusted for the reconsolidation.

Now, having said all that, in order to simplify the discussion this morning I’m going to discuss results net of the Perryville reconsolidation adjustment and we have Schedule 1 out there for reconciliation of the numbers that I’m going to discuss with the most comparable GAAP measures.

For the third quarter, we recorded net income of $27.6 million and diluted earnings per share of 50 cents. That compares with $42 million and 82 cents per share recorded in the third quarter of ‘05.

The main reasons for the quarter-to-quarter decrease were mark-to-market losses on Cleco Power energy hedging positions and lower Acadia results since Calpine is no longer performing under its tolling contracts with Acadia.

On a year to date basis, that brings us to net income of $62.1 million, or $1.18 per share, and that’s down 21 cents from the first nine months of ‘05. Like the quarter, the decline can be attributed mainly to mark-to-market losses on those energy hedges and lower Acadia results. Also year-to-date, Evangeline’s performance has been a bit weaker than it was last year primarily because it’s been running more.

Now to get into a little bit of detail. For the quarter, Cleco Power results were down 14 cents year over year.

Weather during the period was just a little bit warmer than normal, but it was a lot milder than it was in third quarter ‘05. Still kilowatt-hour sales were up a little over 1 percent.

And that can be mainly attributed to extended customer outages during third quarter ‘05 following hurricanes Katrina and Rita.

Also in comparison year over year, 2006 third quarter revenue is up because it includes 8 cents from the customer storm recovery surcharge we put in place this May under the interim rate agreement that Mike just described.

Since natural gas prices declined significantly during the ’06 third quarter, the mark-to-market value of the energy hedges that support our five-year fixed price municipal contract declined commensurately. By contrast, gas prices were increasing during third quarter of last year after Katrina hit, and our hedge values were therefore higher.
So the difference at quarter end was 8 cents per share year-over-year.

On the expense side, the largest increase was in depreciation, which was up 7 cents compared to ‘05. And almost all of that - 6 cents - was due to storm cost amortization, and that’s the expense which is currently being offset by the revenue from the customer surcharge.

You’ll note that AFUDC is up 3 cents - that’s almost all entirely due to the ramping up of the Rodemacher project construction. And for the quarter, the August sale of common stock had a 3-cent dilutive effect on a comparable basis.

For the quarter Midstream posted earnings of 11 cents per share, which is 19 cents lower than it recorded in the same period of ‘05.

Acadia results were down 11 cents, primarily because the revenue the project produces through the current merchant energy-marketing contract is below levels generated in 2005 under the Calpine tolling agreements. We also wrote-off some irreparable turbine parts during the quarter, and the project paid higher interest to the holding company.

Evangeline’s contribution was down 8 cents compared to a year ago primarily due to lower variable revenue, higher maintenance expense, and a tax true up. We said before, the project is more profitable if it runs less. If you remember during the third quarter ‘05, Williams did not have the Evangeline capacity under contract, so the unit ran less than it did in the third quarter of this year when Williams had the power purchase contract with Cleco Power. The more the units run, the more variable expenses increase, but the variable revenue we get doesn’t necessarily increase at the same rate. And that’s because the tolling contract guarantees a minimum level of variable revenue regardless of the unit run time. So if run time and variable expenses are low, the results are stronger because of the minimum revenue level we get. If run times are higher, then the variable expenses more closely match the variable revenue, and the results aren’t as robust.

At the corporate level, expenses were down 1 cent - that’s due to higher interest income from Acadia, and offset partially by lower proceeds from corporate-owned life insurance policies.

Moving to the first nine months of the year - year to date, Cleco Power earnings were 2 cents per share lower than in the same period last year.

Like in the third quarter results, weather for the first three quarters of the year has been stronger than normal, but it’s been milder than the same period of ‘05. Still, and due in large part to the customer outages in ’05 after hurricanes Katrina and Rita, sales so far this year are stronger by comparison - up an equivalent 8 cents per share.

The other big change in Cleco Power revenue year over year was a 13-cent increase due to the storm surcharge collections this year that we’ve already discussed.

Year to date, energy hedges are 12 cents lower in value than they were during ‘05, because like I said earlier, in later 2005 gas prices increased and our hedges were more valuable. This year, in a declining gas market, the hedges have lost value.

You may recall that we reversed approximately 7 cents of customer refund accruals earlier this year after a partial settlement with the LPSC of prior-year rate stabilization plan reports. And partially offsetting that benefit was the absence of a 3-cent ‘05 fuel surcharge adjustment.

And for the previous nine months, the dilutive effect of the August stock sale was about 2 cents per share on Cleco Power results.

Looking at expenses, fuel and power costs for our new municipal fixed-priced contract added about 8 cents per share in expenses, while capacity costs were down 3 cents and that’s primarily due to the mid-year termination of Cleco Power’s Power Purchase Agreement with Calpine this year.

Storm amortization costs totaled 10 cents per share during the first nine months, which drove up depreciation expense. And another notable item on the expense side was the 8-cent per share benefit that came from transferring previously expensed storm payroll costs to a regulatory asset, since we are recovering those costs under our interim rate order. As Mike told you earlier, we are working with the Louisiana commission now to determine the ultimate level of what storm expenses will be recoverable.

In terms of Midstream, earnings were down 27 cents per share for the first three quarters of ‘06 compared to the same period in ‘05.

Acadia’s results were down 18 cents and that’s largely due to the loss of tolling revenue. Interest expense was also a bit higher year over year.

Earnings from Evangeline are down 12 cents per share so far this year. Again, due to increased turbine maintenance costs from the increased operation of the units as well as a tax true up that we took within that project.

In terms of 2006 earnings guidance, we are leaving targets unchanged at $1.25 to $1.35. And I want to remind you that the assumptions behind this guidance include the continued performance of the Williams-Evangeline tolling agreement, normal weather, and the continuation of the rate plan as it is. We also have some assumptions in there about our expectations, about Acadia’s ability to sell power and capacity into the merchant wholesale market.

We also - still assuming in our guidance that we invest approximately $200 million in the Rodemacher project.

And with that, let’s open the call to questions.

Question and Answer Session

Operator

Your first question comes from Craig Shere of Calyon Securities.

Craig Shere - Calyon Securities - Analyst

Hi.

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

Hi, Craig.

Keith Crump - Cleco Corporation - Treasurer

Hi, Craig.
.
Craig Shere - Calyon Securities - Analyst

Two quick questions. One, can you comment on the prospects for Acadia possibly fulfilling some of the RFP needs for Cleco Power at longer term, and secondly, on the mark-to-market losses, is this relating to some of those industrial contracts that you all had mentioned before would be modestly dilutive through ‘08 but then accretive through ‘09 and beyond?

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

Craig, let me take the mark to market question first. Yes, that -- it’s not an industrial contract. It’s a contract with a municipal system with the city, but yes, it’s going to be a little bit dilutive in the earlier part of the contract and accretive later on. We have hedged substantially off the on peak energy requirements for that contract and those hedges are what are changing in value as the gas market increases and decreases. So, you’re substantially correct in what that was for.

Craig Shere - Calyon Securities - Analyst

Okay, and so then if you took more mark-to-market losses now, then that would mean it’s a little less dilutive in ’07 and ’08?

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

That’s right. It can move your expenses from year to year depending on the market movement, that’s right. For example, last year we ended the year with a mark-to-market gain and that was included in the 2005 earnings. This year, we have a mark-to-market loss and some real live losses as those positions that were mark-to-market in ’05 have rolled off in ’07. I mean, net-net, this is all-timing. Ultimately, they are hedges and the effect of them all total will be zero.

Craig Shere - Calyon Securities - Analyst

Do you have at your fingertips or maybe in the future calls you can put out what the mark-to-market versus the, well, I guess the settlement value of the contracts would be if there were no mark-to-market? Do you see what I’m saying? I mean, how much net mark-to-market loss or gain has already been recorded on these contracts, net of settlements?

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

I’m not sure what you’re asking, to be quite honest.

Craig Shere - Calyon Securities - Analyst

So, if we had a gain last year, we have some losses this year, and this will all affect the amount of dilution say in ’07 and ’08, if we know what the net is on these contracts - you know - in non-cash earnings that have been or charges that have been recorded, then it’ll give us a sense for what will flow through in future periods is what I’m trying to get at.

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

We can go through some of the details with you. I suggest we do that off-line. It’s in the 10-Q and I think you can get to what you want to know, but remember that your positions as they become closer to the current month, that those values become more volatile and so your mark-to-market will vary a bit more. Let’s talk before I get into the detail. We can talk off-line, Craig.

Craig Shere - Calyon Securities - Analyst

Okay. I’ll review the Q and we can we can attack that one later on.

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

That’s right.

Craig Shere - Calyon Securities - Analyst

And now on Acadia?

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

Yes. Go ahead Sam.

Sam Charlton - Cleco Corporation - Sr. VP, COO

Craig, this is Sam Charlton. We are bidding the unit into all the long-term opportunities that are out there. We will bid it into the Cleco Power RFP when it comes out next year, so our preference is to try to place the unit long-term.

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

One caveat with that is that Cleco Power has a 5-year agreement with Williams for 500MW that’ll run through ’09 and so currently, Cleco Power is only short about 250MW. In 2009, after Rodemacher is completed, we’ll be short about 300MW initially. Acadia is 1160MW, so we don’t know if Cleco Power could take the whole unit. That’s right - might be a little bit much to absorb but, certainly a portion of the unit might be competitive.

Craig Shere - Calyon Securities - Analyst

Fair enough. Thank you.

Michael Madison - Cleco Corporation - President, CEO

I would also point out that we did make short list in the bids in the Entergy RFP.

Craig Shere - Calyon Securities - Analyst

Oh, okay. How much was Entergy asking for RFPs for?

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

Keith, do you know how much they were asking? They were looking for quite a bit of long-term capacity as well some intermediate-term capacity.

Keith Crump - Cleco Corporation - Treasurer

I think they broke theirs up into intermediate and base load.

Sam Charlton - Cleco Corporation - Sr. VP, COO

They actually have two RFPs out right now - a long-term and an intermediate-term and we’re participating both of those processes.

Craig Shere - Calyon Securities - Analyst

Great. Is that enough combined with two to three hundred megawatts at Cleco Power to essentially to potentially consume all of Acadia’s output?

Sam Charlton - Cleco Corporation - Sr. VP, COO

Potentially, yes.

Keith Crump - Cleco Corporation - Treasurer

I think they had originally asked for 1,000 of intermediate and 1000 of base load, but they’ve been kind of flexible on those areas.

Craig Shere - Calyon Securities - Analyst

Great. Thank you.

Operator

Your next question comes from Paul Ridzon of KeyBanc.

Paul Ridzon - KeyBanc - Analyst

Thanks you. Can you give us more flavor as to the impact of the tax true up at Evangeline and then the write-off of parts at Acadia?

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

Sure Paul. For the quarter, the tax true up was a negative 2 cents at Evangeline and year to date, it’s about a negative 3 cents. At Acadia, the parts write-off was about 2 cents for the quarter as well as the year.

Paul Ridzon - KeyBanc - Analyst

I think Craig asked this, but do you just have an absolute value of where we are year-to-date on mark-to-market?

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

Right now, no, I don’t have an absolute. All I have is the gain and the loss. The absolute - we’ll get for you.

Paul Ridzon - KeyBanc - Analyst

Okay. Lastly, when do plan on issuing ’07 guidance?

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

We’ll do that when we report the year.

Paul Ridzon - KeyBanc - Analyst

Any big things we should be thinking about as we kind of finalize our estimates and think about the year?

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

I think that Acadia’s performance and assumptions about that performance, being just energy sales or whether we’re able to achieve capacity contracts will have a difference and an impact next year. Certainly, the Rodemacher construction amounts will have a significant impact in terms of Cleco Power results. I think those are the largest. My guys are reminding me that at Acadia that I talk about assumptions - about performance being critical. I also want to remind you that included in this year’s results is the letter of credit that we drew on-on the Calpine contract, so next year we won’t have that benefit. We’ll just be looking at revenue the project can produce.

Paul Ridzon - KeyBanc - Analyst

Should you bid all of the project into Entergy so that could potentially - depending on what they select, Acadia could even be gone next year?

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

Could be - could be, depending on the results of that.

Michael Madison - Cleco Corporation - President, CEO

We bid two products into it. One, a long-term PPA and the other one was a sale.

Paul Ridzon - KeyBanc - Analyst

Okay. Thank you very much.

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

Sure.

Operator

Your next question comes from Zach Schreiber of Duquesne Capital.

Zach Schreiber - Duquesne Capital - Analyst

Hi Kathleen, it’s Zach Schreiber from Duquesne.

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

Hi, Zach.

Zach Schreiber - Duquesne Capital - Analyst

It’s just a question. Can you just remind us what that letter of credit benefit was and has been in ’06 and what it’s expected to be and with the year-over-year delta is for that for ’07 versus ’06?

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

Year to date, the letter of credit gave us about 17 cents, so that’s not going to be there next year.

Zach Schreiber - Duquesne Capital - Analyst

Got it. And then on Evangeline, and this issue with the way Calpine dispatches the plant and the variable costs and relatively fixed variable revenues, how does that work and how has the plant been dispatched in ’06 and based on the way it’s being dispatched now and how do you expect it to be dispatched in ’07 - more, less with some anomalies in ’06, what do you expect in ’07?

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

I’m sorry-I’m sorry, I’m walking all over everybody here. Let me say-it’s not Calpine, its Williams.

 Zach Schreiber - Duquesne Capital - Analyst

Sorry, my fault.

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

And what-what we’re trying to explain is -

Zach Schreiber - Duquesne Capital - Analyst

Rob [inaudible] is on the road here, so you’re dealing with the non-expert.

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

I’m dealing with his second string - how’s that?

Zach Schreiber - Duquesne Capital - Analyst

Yes, second string.

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

Okay. It-the unit or the contract with Williams gives us a minimum level of revenue-variable revenue despite how the unit dispatches and it didn’t dispatch up to that minimum extent in ’05 because Williams didn’t have a capacity contract, so it’s just dispatching more on a shorter term basis. This year, it’s selling to Cleco Power under this agreement through 2009 and we’re seeing a higher capacity factor. We have cleared our minimum level, so really you’ve got a match of expenses and revenue whereas last year, your revenue was higher than your expenses on your variable side and this year should be more comparable to ’07 and through ’09 if they run under the contract as they have this year, so you ought to be able to trend this on forward.

Kathleen Nolen - Cleco Corporation - Sr. VP, CFO

Perfect. Thank you. Thank you so much.

Your next question comes from Michael Lapides of Goldman Sachs.

Michael Lapides - Goldman Sachs - Analyst

Hi, can you just walk us through the timeline for the next RFP?

Kathleen Nolen - Cleco - CFO

Sure. Dilek, do you want to do that for Cleco Power’s RFP?

Dilek Samil - Cleco Power - President, COO

Sure. Good morning Michael. It’s fairly consistent with what we did last time Michael where we’re in the midst of looking at our internal projects and our internal possibilities over the next several months and sometime in the middle of 2007 we’ll issue an RFP to test our internal options against what the market opportunities are and then based on what we get from the RFP, then we’ll take it from there.

Michael Lapides - Goldman Sachs - Analyst

And so when will short, not short list, when will the draft RFP be out? I just want to make sure I have that and when would the short list be done?

Dilek Samil - Cleco Power - President, COO

We expect that to be sometime in the spring of 2007.

Michael Lapides - Goldman Sachs - Analyst

Both the draft and the short list?

Dilek Samil - Cleco Power - President, COO

No-no-no. The draft RFP will include some of our internal options.
Michael Lapides - Goldman Sachs - Analyst

Right.

Dilek Samil - Cleco Power - President, COO

And then the market will come back to us with what it proposes and the short list will follow the analysis of all of the market and internal options.

Michael Lapides - Goldman Sachs - Analyst

Got it. Thank you.

Michael Madison - Cleco Corporation - President, CEO

And that process includes a significant amount of analysis with a monitor that goes with us in monitoring the bids against our self-bid.

Dilek Samil - Cleco Power - President, COO

At this point, if you want to put a marker on your calendar, it’ll probably be early ’08 when we have the short list.

Michael Lapides - Goldman Sachs - Analyst

Okay. Thank you.

Dilek Samil - Cleco Power - President, COO

Sure.

Operator

Your next question comes from Steven Rountos of Talon Capital.

Steven Rountos - Talon Capital - Analyst

Hi. Good morning.

Kathleen Nolen - Cleco - CFO

Good morning, Steven.

Steven Rountos - Talon Capital - Analyst

I want to understand Acadia a little better. Can you give us an idea of what the capacity factor was for the quarter or what the output was?

Sam Charlton - Cleco Corporation - Sr. VP, COO

I can do that. For the quarter, the capacity factor was about 26%, but you compare that, we had some very high capacity factors during the peak summer months. In September, that capacity factor was only 4%.

Steven Rountos - Talon Capital - Analyst

Great. And-and what about the cash flows from Acadia. I know that the Q breaks out the operating income, but can you give us any idea what the cash flow distributions were out of the plant in that quarter and I guess this quarter excludes any impact of the LOC, correct?

Kathleen Nolen - Cleco Corporation - CFO

That’s right. The LOC was drawn earlier in the year. And I don’t know that I have cash flow on the tip of my tongue for ’05. There were no distributions from the project during the third quarter of ’06. We would have to get back to you on a comparable cash flow for third quarter of ‘05

Steven Rountos - Talon Capital - Analyst

Okay, thank you.

Operator

Your next question comes from Neil Kalton of AG Edwards.

Neil Kalton - AG Edwards - Analyst

Good morning.

Kathleen Nolen - Cleco Corporation - CFO

Good morning.

Neil Kalton - AG Edwards - Analyst

A follow up on the Acadia capacity factor question. What was the capacity factor for the entire year, year-to-date, I guess and also can you give us a sense of what your expectation might be on a capacity factor for next year?

Sam Charlton - Cleco Corporation - Sr. VP, COO

I don’t have the year-to-date handy right now, but we can get that to you. The plant didn’t run January or February at all because we hadn’t gotten the capacity release from Calpine, so I think the October was about 10%. Next year - we’re still in the budgeting process, so we really haven’t put a number together on that, but I think it would be similar to this year.

Neil Kalton - AG Edwards - Analyst

Okay. Thanks.

Operator

Your next question comes from Steven Lessans of Luminous Management.

Steven Lessans - Luminous Management - Analyst

Just one more question on Acadia here. Are you selling that power mostly into CERC or SPP?

Sam Charlton - Cleco Corporation - Sr. VP, COO

Most of it’s going into Entergy.

Steven Lessans - Luminous Management - Analyst

Now are doing that because there are transmission issues into SPP or is it just more opportunistic?

Sam Charlton - Cleco Corporation - Sr. VP, COO

Really it’s more opportunity. We have not had any transmission constraints this year.

Steven Lessans - Luminous Management - Analyst

Alright - sounds good. Thanks.

Operator

Your next question is a follow up from Paul Ridzon of KeyBanc.

Paul Ridzon - KeyBanc - Analyst

When do you expect Entergy to make their final decision?

Sam Charlton - Cleco Corporation - Sr. VP, COO

Their final bids haven’t even been requested yet. Those will be late—mid-to-late December, so it’ll probably be first quarter that they’ll make a selection and then they will have a significant time for an approval process through the LPSC.

Paul Ridzon - KeyBanc - Analyst

Thank you.

Operator

 You have no further questions.

Keith Crump - Cleco Corporation - Treasurer

Okay. We thank all the participates today and if you have any further questions, please call us on our shareholder line. Thank you.